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                                                                EXHIBIT 99B.1(e)

                         NICHOLAS-APPLEGATE FUND, INC.

                             Articles of Amendment
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     Nicholas-Applegate Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: (a) Pursuant to authority expressly vested in the Corporation by Maryland law, the stockholders have duly divided and classified 50,000,000 shares of the Common Stock of the Corporation designated "Nicholas-Applegate Growth Equity Fund Series" into a series designated "Nicholas-Applegate Growth Equity Fund Series--Class B" Common Stock and the Board of Directors has provided for the issuance of such series.

          (b) The terms of the "Nicholas-Applegate Growth Equity Fund Series--Class B" Common Stock are not changed by the amendment and are described in Article SIXTH, Section (b)(1) through (14).

          (c) The terms of the "Nicholas-Applegate Growth Equity Fund" Common Stock outstanding as of the date of this amendment ("Nicholas-Applegate Growth Equity Fund Series--Class A," as renamed pursuant to Article SECOND below) are not changed by the amendment and are described in Article SIXTH, Section (b)(1) through (14).

     SECOND:   The Charter of the Corporation is hereby amended as follows:

          (a) Article SIXTH, paragraph (b) of the Charter is amended by deleting the first paragraph and inserting in lieu thereof the following:

          (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the "Nicholas-Applegate Growth Equity Fund Series--Class A" Common Stock (of which there are initially classified 50,000,000 shares) and the "Nicholas-Applegate Growth Equity Fund Series--Class B" Common Stock (of which there are initially classified 50,000,000 shares) and any additional class or series of Common Stock of the Corporation (unless provided otherwise by the Board of Directors with respect to any such additional class or series at the time of establishing and designating such additional class or series).

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     THIRD:  The amendment does not increase the authorized stock of the
Corporation.

     FOURTH: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, Nicholas-Applegate Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on May 30, 1991.



WITNESS:                                 NICHOLAS-APPLEGATE FUND, INC.

/s/ Robert E. Carlson                    By /s/ Fred C. Applegate
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    Robert E. Carlson                           Fred C. Applegate
    Assistant Secretary                         President


     THE UNDERSIGNED, President of Nicholas-Applegate Fund, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein are true in all material respects under the penalty of perjury.


                                            /s/ Fred C. Applegate
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                                                Fred C. Applegate
                                                President

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